Exhibit 10.2

TD BANKNORTH INC.
NONQUALIFIED STOCK OPTION AGREEMENT
AMENDED AND RESTATED 2003 EQUITY INCENTIVE PLAN

1. GRANT OF OPTION:

     TD BANKNORTH INC. (the “Company”), granted to ___(the “Optionee”), effective ___ ___, ___(the “Grant Date”), an option (the “Option”), to purchase an aggregate of ___shares of the Company’s Common Stock, $0.01 par value (“Shares” of “Stock”), at a price of $  per share. The Shares subject to the Option are sometimes referred to as the “Option Shares.” The Option has been granted pursuant to the Company’s Amended and Restated 2003 Equity Incentive Plan (the “Plan”), and is subject to the terms and conditions of this Agreement and of the Plan. Capitalized terms not separately defined herein shall be defined as provided in the Plan. This option is not intended to be an Incentive Stock Option as described in Section 422 of the Internal Revenue Code of 1986 as amended (the “Code”).

2. BASIC TERMS OF OPTION:

(a)	Term: This Option shall extend from the Grant Date until the date immediately preceding the tenth anniversary of the Grant Date (the “Expiration Date”), provided that this Option shall only be exercisable as permitted in Section 2(b) below.

(b)	Schedule of Exercisability: Except as otherwise specifically provided in this Agreement, this Option shall become exercisable pursuant to the following schedule:

Years of Continuous	Percentage of the Option Shares
Employment with the Company	for which the
or an Affiliate after the Grant Date	Option may be Exercised

Grant Date until the day before the first anniversary of the Grant Date	0%

First anniversary of the Grant Date until the day before the second anniversary of the Grant Date	33%

Second anniversary of the Grant Date until the day before the third anniversary of the Grant Date	67%

Third anniversary of the Grant Date and thereafter	100%

For all purposes of this Option, (i) “employment” shall be defined in accordance with the provisions of Treasury Regulations Section 1.421-7(h) (or any successor regulations); and (ii) if this Option shall be assumed or a new option substituted therefore in a transaction to which Section 424 of the Code applies, employment by such assuming or substituted corporation (hereinafter called the “Successor Corporation”) shall be considered for all purposes of this Option to be employment by the Company or an Affiliate of the Company, as the case may be. The Company and its Affiliates are referred to collectively as the “Group.” The Option shall in all events expire on the Expiration Date (unless sooner exercised or terminated) and may not be exercised at any time thereafter.

(c)	Exercise Following Termination of Employment:

(i)	If the Optionee ceases to be an employee of the Group on account of death, Disability or Early Retirement (as defined below), then (A) the Option, to the extent it has not yet become exercisable, shall become exercisable, and (B) the Option shall remain exercisable until the earlier of the first anniversary of the date the Optionee’s employment terminates or the Expiration Date, and shall then expire.

For purposes of this Agreement, “Early Retirement” means voluntary termination of employment after (A) the Optionee has attained age 55 and (B) either (1) has become eligible for a fully vested benefit under the Company’s Retirement Plan, as amended (the “Retirement Plan”), or (2) if at the time of retirement, the Optionee was employed by an Affiliate that is not an “Employer” as defined in the Retirement Plan, would have become so eligible if his or her Affiliate employer were an “Employer” as defined in the Retirement Plan.

(ii)	If the Optionee ceases to be an employee of the Group on account of Retirement (as defined below), then (A) the Option, to the extent it has not yet become exercisable, shall become exercisable, and (B) the Option shall remain exercisable until the earlier of the third anniversary of the date the Optionee’s employment terminates or the Expiration Date, and shall then expire.

For purposes of this Agreement, “Retirement” means voluntary termination of employment with the Group after the Optionee has (A) attained age 65 and (B) either (1) has become eligible for a fully vested benefit under the Retirement Plan, or (2) if at the time of retirement, the Optionee was employed by an Affiliate that is not an “Employer” as defined in the Retirement Plan, would have become so eligible if his or her Affiliate employer were an “Employer” as defined in the Retirement Plan.

(iii)	If the Optionee ceases to be an employee of the Group for any reason other than death, Disability, Early Retirement or Retirement, the Option, to the extent not then exercisable, shall expire immediately upon such termination, and, to the extent exercisable, shall remain exercisable for ninety (90) days after such termination (but not beyond the Expiration Date), and shall thereafter expire.

(d)	Change of Control:

Notwithstanding any other provision of this Agreement, following a Change of Control, all Options shall become exercisable, as provided in Section 12 of the Plan, and notwithstanding Section 2(c) above, in the event an Optionee’s employment terminates, the Option shall remain exercisable until the earlier of (i) the third anniversary of the date the Optionee’s employment terminates, or (ii) the Expiration Date.

3. EXERCISE OF OPTION:

Subject to the conditions set forth in this Agreement, this Option may be exercised by the Optionee’s delivery of written notice of exercise to the Secretary of the Company, specifying the number of whole Option Shares to be purchased and the purchase price to be paid therefor. The Optionee may purchase less than the number of Option Shares covered hereby, provided that no partial exercise of this Option may be for any fractional Share. The Company shall then schedule a closing date as soon as practicable, but no later than thirty (30) business days following receipt of such notice. Unless otherwise agreed by the Committee, payment of the purchase price for Shares purchased upon exercise of the Option shall be made by delivery to the Company of cash or a certified or bank check to the order of the Company in an amount equal to the purchase price of such Shares; or by delivery of a properly executed exercise notice, together with irrevocable instructions to a broker directing the broker to sell the Shares and then to properly deliver to the Company the amount of sale or loan proceeds to pay the exercise price, all in accordance with the regulations of the Federal Reserve Board. As a condition to any exercise of the Option, the Optionee shall make arrangement, reasonably acceptable to the Company, for withholding of any tax or other amount required to be withheld under applicable law in connection with the exercise of the Option. The Company shall, upon payment of the option price for the number of Shares purchased, and delivery of a subscription agreement in form satisfactory to the Committee, make prompt delivery of such Shares to the Optionee, provided that if any law or regulation requires the Company to take any action with respect to such Shares before the issuance thereof, then the date of delivery of such Shares shall be extended for the period necessary to complete such action. No shares shall be issued and delivered upon exercise of any option unless and until, in the opinion of counsel for the Company, any applicable registration requirements of the Securities Act of 1933, any applicable listing requirements of any national securities exchange on which stock of the same class is then listed, or any other requirements of law or of any regulatory bodies having jurisdiction over such issuance and delivery, shall have been fully complied with.

4. NONTRANSFERABILITY OF OPTION:

(a)	During the Optionee’s lifetime, the Option may be exercised only by the Optionee. The Option shall not be sold, transferred, assigned, pledged, hypothecated, attached, executed upon or otherwise disposed of in any way (whether by operation of law or otherwise), in whole or in part.

(b)	If the Optionee should die while in the employment of the Group, the Option may be exercised by the person designated in the Optionee’s will or, in the absence of such designation, by the Optionee’s estate, to the extent provided herein.

(c)	If the spouse of the Optionee has or shall have acquired a community property interest in the Option, the Optionee (or permitted successors-in-interest upon the Optionee’s death) may exercise the Option on behalf of the spouse of the Optionee, or such spouse’s successor-in-interest.

5. NO SPECIAL RIGHTS:

The Optionee shall have no rights as a shareholder with respect to any Shares which may be purchased by exercise of this Option unless and until a certificate representing such Shares is duly issued and delivered to the Optionee. No adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

6. WITHHOLDING TAXES:

The Company’s obligation to deliver Shares upon the exercise of this Option shall be subject to the Optionee’s satisfaction of all applicable federal, state and local income and employment tax withholding requirements.

7. MISCELLANEOUS:

(a)	Except as provided herein, this Option may not be amended or otherwise modified unless evidenced in writing and signed by the Company and the Optionee. In the event that the Committee determines, after a review of Section 409A of the Code and all applicable Internal Revenue Service guidance, that the Plan or any provision thereof or Award thereunder should be amended to comply with Section 409A of the Code, the Committee may amend the Plan and this Agreement to make any changes required to comply with Section 409A of the Code.

(b)	All rights and obligations of the Company and the Optionee are subject to the terms and conditions of the Plan. In the event of any conflict between the terms of the Plan and the terms of this Agreement, the terms of the Plan shall govern. The number of Shares and the exercise price are subject to adjustment as provided in the Plan.

(c)	Neither Shares acquired on exercise of the Option, nor the Option, nor any interest in either of them, may be sold, assigned, pledged, hypothecated, encumbered or in any other manner transferred or disposed of, in whole or in part, except in compliance with the terms, conditions and restrictions as set forth in the Certificate of Incorporation of the Company, the Plan, applicable federal and state securities laws or any other applicable laws or regulations or listing requirements and the terms and conditions hereof.

(d)	The authority to interpret and administer this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Committee of the provisions of the Plan or this Agreement made in good faith shall be final and binding on all parties.

(e)	This Agreement does not confer on the Optionee any right with respect to continued employment or Service with the Company or any Affiliate, nor shall it interfere in any way with any right the Company or any Affiliate would otherwise have to terminate or modify the terms of the Participant’s employment or Service at any time.

(f)	The Optionee agrees that no member of the Committee or of the Board or the Company or its Affiliates shall be personally liable for any actions taken in good faith in connection with the Plan or this Agreement.

(g)	This Option shall be governed by and construed in accordance with the laws of the State of Delaware.

[NOTE: Section 8 below is only for inclusion in grant agreements for the 23 officers who have an employment or retention agreement.]

8. CONSENT TO AMENDED DEFINITION:

The Company and the Optionee expressly agree that, notwithstanding any provision in any employment or retention agreement between the Company and the Optionee to the contrary, the term “Change of Control” shall have the meaning set forth in the Plan, and not as set forth in any employment or retention agreement between the Company and the Optionee. The Optionee acknowledges that the definition of Change of Control included in the Plan may in certain circumstances be less favorable to the Optionee, and the Optionee agrees to such change. Except as expressly noted in this Section 8, this Agreement shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms of any employment or retention agreement between the Company and the Optionee.

TD BANKNORTH INC.

By:

Name:
Title:

Optionee:

Name:

Date:

5